Exhibit (i)
November 26, 2008
Domini Social Investment Trust
536 Broadway, 7th Floor
New York, New York 10012
Ladies and Gentlemen:
     We have acted as counsel to Domini Social Investment Trust (formerly, Domini Social Equity Trust), a Massachusetts business trust (the “Trust”), in connection with Post-Effective Amendment Number 37 to the Trust’s Registration Statement filed with the Securities and Exchange Commission on November 26, 2008 (the “Amendment”), with respect to Class A Shares of each of Domini Social Equity Fund, Domini European Social Equity Fund, Domini European PacAsia Social Equity Fund and Domini PacAsia Social Equity Fund (each, a “Fund”), and Institutional Shares of Domini Social Equity Fund.
     In connection with this opinion, we have examined the following described documents:
     (a) the Amendment;
     (b) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;
     (c) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust’s Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State (the “Declaration”);
     (d) a copy of the Trust’s Amendment to Declaration of Trust (and the Amended and Restated Establishment and Designation of Classes attached thereto) dated as of September 3, 2008, as filed with the Secretary of State of the Commonwealth of Massachusetts (the “Designation”); and
     (e) a certificate executed by the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation, By-Laws and certain votes of the Trustees of the Trust (the “Resolutions”) authorizing the issuance of Class A Shares of each Fund and Institutional Shares of Domini Social Equity Fund (the “Shares”).
     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all documents reviewed by us in original or

November 26, 2008

copy form and the legal competence of each individual executing any document. We have also assumed that the Trust’s Declaration, Designation, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.
     This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.
     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts (other than the Massachusetts securities laws, as to which we express no opinion) as applied by courts in such Commonwealth to the extent such laws may apply to or govern the matters covered by this opinion. In addition, to the extent that the Trust’s Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.
     We understand that all of the foregoing assumptions and limitations are acceptable to you.
     Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Trust’s Declaration, Designation and By-Laws and for the consideration described in the Amendment, will be validly issued, fully paid and nonassessable, except that, as set forth in the Amendment, shareholders of each Fund may under certain circumstances be held personally liable for the Trust’s obligations.
     We hereby consent to the filing of this opinion as an exhibit to the Amendment.

Very truly yours,

/s/ Bingham McCutchen LLP
BINGHAM McCUTCHEN LLP